As filed with the Securities and Exchange Commission on March 18, 2009.

Registration Nos. 333-91121

333-35016

333-88864

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-91121

FORM S-8 REGISTRATION STATEMENT NO. 333-35016

FORM S-8 REGISTRATION STATEMENT NO. 333-88864

UNDER THE SECURITIES ACT OF 1933

AGILENT TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0518772
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

5301 Stevens Creek Blvd.

Santa Clara, CA 95051

(Address, including zip code, of Registrant’s principal executive offices)

AGILENT TECHNOLOGIES, INC. 1999 STOCK PLAN

(Full title of the Plans)

William P. Sullivan

Director, President and Chief Executive Officer

Agilent Technologies, Inc.

5301 Stevens Creek Blvd.

Santa Clara, CA 95051

(408) 553-7777

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

D. Craig Nordlund, Esq.

Marie Oh Huber, Esq.

Agilent Technologies, Inc.

5301 Stevens Creek Blvd.

Santa Clara, CA 95051

(408) 553-7777

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

PARTIAL DEREGISTRATION OF SHARES OF COMMON STOCK

These post-effective amendments relate to the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) of Agilent Technologies, Inc. (“Agilent”):

File No. 333-91121, pertaining to the registration of 66,832,500 shares of common stock, par value $0.01 per share of Agilent (“Common Stock”), issuable under Agilent’s 1999 Stock Plan (the “1999 Stock Plan”) which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on November 17, 1999;

File No. 333-35016, pertaining to the registration of 967,500 shares of Common Stock issuable under the 1999 Stock Plan, as amended, which was filed with the SEC and became effective on April 18, 2000; and

File No. 333-88864, pertaining to the registration of 45,000,000 shares of Common Stock issuable under Agilent’s 1999 Stock Plan, as amended, which was filed with the SEC and became effective on May 23, 2002.

          At the Annual Meeting of Stockholders of Agilent held on March 11, 2009, Agilent’s stockholders approved the 2009 Stock Plan to replace the 1999 Stock Plan and the 1999 Non-Employee Director Stock Plan.  Effective March 18, 2009, the 1999 Stock Plan and 1999 Non-Employee Director Stock Plan were suspended and no additional awards will be made thereunder.  Effective immediately upon the filing of these Post-Effective Amendments to the Prior Registration Statements, Agilent hereby deregisters an aggregate of 25,000,000 shares of Common Stock previously registered for offer and sale under the 1999 Stock Plan.  The deregistered shares represent shares of Common Stock remaining available for future issuance under the 1999 Stock Plan (the “Excess Shares”).  Up to an additional 38,000,000 shares subject to outstanding awards under the 1999 Stock Plan that are not exercised or are forfeited, lapse or expire, or otherwise terminate without delivery of any Common Stock subject thereto (the “Carry Over Shares”) will also be deregistered upon such forfeiture, lapse, expiration or termination.  The Prior Registration Statements will remain in effect to cover the potential issuance of shares of Common Stock upon the exercise of the awards to which the Carry Over Shares are subject.  Under the terms of the 2009 Plan, upon the forfeiture, lapse, expiration or termination of the subject awards, the Carry Over Shares will become available for issuance under the 2009 Plan, will be deregistered from the Prior Registration Statements and will be carried forward to the New Registration Statement (as defined below).

The following chart identifies the number of shares of Common Stock being deregistered and carried forward from each Prior Registration Statement:

File No.	Number of Excess Shares Deregistered	Number of Carry Over Shares to be Deregistered Upon Forfeiture, Lapse, Expiration or Termination of Subject Award
333-91121	—	—
333-35016	—	—
333-88864	25,000,000	38,000,000

Contemporaneously with the filing of these Post-Effective Amendments to the Prior Registration Statements covering the 1999 Stock Plan, Agilent is filing a new Registration Statement on Form S-8 to register 25,000,000 shares of Common Stock for issuance under the 2009 Plan, together with up to 38,000,000 Carry Over Shares when they become eligible for issuance under the terms of the 2009 Plan as described above (the “New Registration Statement”).   In accordance with Instruction E to the General Instructions to Form S-8 and the principles set forth in Interpretations 89 and 90 under Section G of the Manual of Publicly Available Telephone Interpretations of the SEC Division of Corporate Finance (July 1997), these Post-Effective Amendments to the Prior Registration Statements covering the 1999 Stock Plan are hereby filed to (i) deregister the Excess Shares and carry forward from the Prior Registration Statements to the New Registration Statement 25,000,000 Excess Shares, together with the associated registration fees previously paid in respect of such shares and (ii) carry forward when eligible under the terms of the 2009 Plan and the applicable award grants, up to 38,000,000 of the Carry Over Shares and the registration fees paid in respect thereof from the Prior Registration Statements to the New Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Agilent Technologies, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, United States on this 18th day of March, 2009.

AGILENT TECHNOLOGIES, INC.
By:	/s/ William P. Sullivan
William P. Sullivan
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints D. Craig Nordlund and Marie Oh Huber, jointly and severally his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.  The following persons executed this power of attorney in the capacities and on the dates indicated below.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William P. Sullivan	Director, President and Chief Executive Officer (Principal Executive Officer)	March 18, 2009
William P. Sullivan

/s/ Adrian T. Dillon	Executive Vice President, Finance and Administration, Chief Financial Officer (Principal Financial Officer)	March 18, 2009
Adrian T. Dillon

/S/ DIDIER HIRSCH	Vice President, Corporate Controllership and Tax (Principal Accounting Officer)	March 18, 2009
Didier Hirsch

/S/ JAMES G. CULLEN	Chairman of the Board of Directors	March 18, 2009
James G. Cullen

/S/ PAUL N. CLARK	Director	March 18, 2009
Paul N. Clark

/S/ ROBERT J. HERBOLD	Director	March 18, 2009
Robert J. Herbold

/S/ ROBERT L. JOSS	Director	March 18, 2009
Robert L. Joss

/S/ KOH BOON HWEE	Director	March 18, 2009
Koh Boon Hwee

/S/ HEIDI KUNZ	Director	March 18, 2009
Heidi Kunz

/S/ DAVID M. LAWRENCE	Director	March 18, 2009
David M. Lawrence, M.D.

/S/ A. BARRY RAND A.	Director	March 18, 2009
Barry Rand